Exhibit 10.26

SEVENTH AMENDMENT OF LEASE

THIS SEVENTH AMENDMENT OF LEASE (“Seventh Amendment”) is made and entered into as of this 19th day of January 2006 (“Reference Date”), by and between the Wheatley Family Limited Partnership, a California Limited Partnership dba Matadero Creek, successor in interest to Jack R. Wheatley dba Matadero Creek, a sole proprietorship, (“Landlord”), and CV Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into a Lease dated August 6th, 1993 (the “Original Lease”), for approximately 46,374 square feet of space in the building known as and located at 3172 Porter Drive, Palo Alto, County of Santa Clara, California;

WHEREAS, Landlord and Tenant entered into a Letter Agreement dated June 30, 1994 (“Amendment No. 1”);

WHEREAS, Landlord and Tenant entered into a Second Amendment of Lease dated June 30, 1994 (“Second Amendment”), whereby Tenant leased the remaining 14,707 square feet of space in the Building, such that the premises now leased by Tenant consisted of approximately 61,081 square feet (the “Premises”);

WHEREAS, Landlord and Tenant entered into a Third Amendment of Lease dated February 16, 2001 (“Third Amendment”), whereby Tenant extended the term of the Lease to April 30, 2012 upon such terms and conditions as contained therein;

WHEREAS, Landlord and Tenant entered into a Fourth Amendment of Lease dated April 1, 2003 (“Fourth Amendment”), whereby Tenant extended the term of the lease to April 30, 2014 and issued a stock warrant exercisable for 200,000 shares of common stock upon such terms and conditions as contained therein;

WHEREAS, Landlord and Tenant entered into a Fifth Amendment of Lease dated April 1, 2003 (“Fifth Amendment”), whereby Tenant and Landlord corrected an error in the Fourth Amendment to accurately reflect the mutual business agreement of the parties with respect to the term of the stock warrant issued;

WHEREAS, Landlord and Tenant entered into a Sixth Amendment of Lease dated December 7, 2004 (“Sixth Amendment”), whereby Tenant Leased an additional 48,384 square feet at 3174 Porter Drive, and Landlord and Tenant, among other changes, adjusted the Basic Rent Schedule (as defined therein);

WHEREAS, upon execution hereof by both Parties, the agreement between Landlord and Tenant consists of the Original Lease, Amendment No. 1, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, and this Seventh Amendment of Lease (collectively, the “Lease”);

AND WHEREAS, the parties hereto desire to amend the Lease to make changes to such other terms as are detailed below;

AGREEMENT

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

1. TERM AND EFFECTIVE DATE: It is agreed between the parties that the Term of the Lease shall be extended for an additional two (2) year period from May 1, 2014 to April 30, 2016 (together with the previous extension period from May 1, 2012 to April 30, 2014 described in the Fourth Amendment of Lease as the Additional Extended Term, with both extension periods now combined and hereinafter known as the “Additional Extended Term”), and the Lease Termination Date shall be changed from April 30, 2014 to April 30, 2016 for the entire Premises. The effective date of this Seventh Amendment of Lease shall be February 1, 2006.

2. BASIC RENT: Basic Rent due under the Lease shall be adjusted as follows:

A) Section (A) only of Paragraph 3 of the Sixth Amendment is hereby deleted in its entirety and replaced with the following (Basic Rent for periods of time beyond April 30, 2012 or relating to the 3174 Space, time for payment, penalties for late payment, and all payment terms other than dollar amounts of Basic Rent due or abated for the 3172 Space through April 30, 2012 shall remain unchanged in the Lease as amended):

(1)	$335,945.50 shall be due and payable on or before the first day of March 2006 and on or before the first day of each succeeding month through February 2010.

$459,977.50 shall be due and payable on or before the first day of March 2010 and on or before the first day of each succeeding month through February 2011.

No Basic Rent shall be due for the month of March 2011.

$248,398.48 shall be due and payable on or before the first day of April 2011.

$496,796.96 shall be due and payable on or before the first day of May 2011 and on or before the first day of each succeeding month through February 2012.

$513,533.29 shall be due and payable on or before the first day of March 2012 and on or before the first day of each succeeding month through April 2012.

(2) The Basic Rent rate reduction above for the months of February 2006 through May 2006 represents $1.33 per square foot per month or $84,203.93 per month. Tenant shall deposit this $84,203.93 monthly Basic Rent reduction amount for each of the four (4) months from February 2006 through May 2006 within five days of the first day of each corresponding month (but not prior to establishment of an escrow account to receive the funds) in a total amount of $336,815.72 (“Second Construction Fund”), into an escrow account to be held by First American Title Company (or other such like entity agreeable to Landlord and Tenant). The terms and conditions of the Holding Escrow Instructions with the escrow holder shall be reasonably acceptable to Landlord and Tenant. The Second Construction Fund shall be held in escrow for the purpose of construction by Landlord of improvements to the main lobby area of the 3174 Space (glass metal and wood stair railing system on interior lobby only) and its exterior entrance, walkway approach, and landscaping; the balance of the Second Construction Fund in excess of sums needed to improve the main lobby area and exterior approach to the lobby will be used to reimburse Landlord for its costs to replace the exterior building windows with dual pane energy efficient glass and frames, and on other building capital improvement projects in other areas of the Premises as Landlord and Tenant both agree. The work to be performed by Landlord as set forth in the preceding sentence hereinafter shall be referred to as the “Additional Landlord Work”. Tenant shall have the right to review and approve or disapprove in advance plans, construction cost estimates and construction schedule for the Additional Landlord Work. The Additional Landlord Work shall be constructed by Landlord accordance with the design, plans, cost estimates and construction schedule approved in advance by Tenant and in compliance with all applicable law, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. Landlord shall use good faith reasonable efforts to minimize interference with Tenant’s operations on the Premises while Landlord is performing the Additional Landlord Work. Within thirty (30) days after Landlord’s completion of any portion of the Additional Landlord Work, Tenant shall have the right to submit a written “punch list” to Landlord, setting forth any defective item of construction, and Landlord promptly shall cause such items to be corrected. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant’s acceptance of the Additional Landlord Work or the submission of a “punch list” with respect to the Additional Landlord Work shall not be deemed a waiver of Tenant’s right to have defects in Additional Landlord Work repaired at no cost to Tenant. Tenant shall give notice to Landlord whenever any such defect becomes reasonably apparent, and Landlord shall repair such defect as soon as practicable. Not more than once per calendar month, Landlord shall have the right to draw on the Second Construction Fund to pay construction costs relative to the Additional Landlord Work (including but not limited to architectural and engineering design fees, subcontractor costs, city permit and related inspection fees, and Landlord’s direct costs for materials, equipment rental, labor, and contracting fees) upon submittal of a signed statement of costs to the Escrow Company and submittal of a signed statement of costs, together with invoices supporting such costs, to Tenant. Tenant shall not withhold funds pending its review and approval of the documentation submitted by Landlord; nevertheless, Tenant shall be entitled to review all construction invoices to verify construction costs. In no event shall Tenant be obligated to pay any costs for the Additional Landlord Work in excess of the Second Construction Fund, and all costs for the Additional Landlord Work in excess of the Second Construction Fund shall be Landlord’s sole responsibility. Tenant shall not be required to remove Additional Landlord Work upon expiration or earlier termination of the Lease. If at the expiration of the Lease any unused funds remain in the Second Construction Fund, Landlord shall be entitled to such funds.

B) The last paragraph of Paragraph 3 of the Sixth Amendment established the Basic Rent due for the entire Premises for the period between May 1, 2012 and April 30, 2014. Landlord and Tenant hereby agree that the provisions of said paragraph apply for the period between May 1, 2012 and April 30, 2016.

3. OPTION TERM: Paragraph 3 of the Forth Amendment of Lease shall be replaced in its entirety by the following: Landlord grants to Tenant the option to extend the term of the Lease (the “Extension Option”) for the period beginning May 1, 2016, and ending August 31, 2025 (the “Option Term”), subject to the terms and provisions of this Paragraph 3. Tenant shall have no other right to extend the term beyond the Option Term.

A. The Extension Option is subject to the following conditions:

(1)	The Extension Option may be exercised only by written notice (the “Option Notice”) delivered by Tenant to Landlord no sooner than November 1, 2014, and no later than May 1, 2015. The Extension Option shall not take effect if, as of the date of delivery of the Option Notice or, at Landlord’s election, if as of the commencement date of the Option Term, Tenant has received a written notice of default from Landlord in accordance with the provisions of the Original Lease and Tenant has failed to cure said default within the allowable cure period provided in the Original Lease. Provided, however, that where Tenant’s default is of a non-monetary nature requiring more than ten (10) days to cure, and Tenant has commenced curing said default within said ten (10) days and is diligently proceeding to complete curing said default, then upon curing said default the Extension Option shall become effective.

(2)	The Extension Option may be exercised only by the originally named Tenant, or by an assignee of Tenant’s interest in the Lease if the assignment has been approved by Landlord under Section 19 of the Original Lease; and only if the Premises then consists of the entire Complex or no less than one entire building within the Complex. With respect to the Extension Option set forth in this Paragraph 3, Tenant shall have the right to exercise this Extension Option for either the entire 3172 Space, the entire 3174 Space, or for both the 3172 Space and the 3174 Space comprising the entire complex. Tenant’s Option Notice shall indicate whether it is exercising the Extension Option for the 3172 Space only, for the 3174 Space only, or for the entire Complex.

(3)	If Tenant fails to deliver a timely Option Notice, the Extension Option shall terminate.

B. Basic Rent payable by Tenant during the Option Term (“Option Rent”) shall be the Fair Market Basic Rent for the Premises as of the commencement date of the Option Term. “Fair Market Basic Rent” for the Premises shall be the rental rate, including all escalations, at which tenants lease comparable space as of the commencement of the Option Term. For this purpose, “comparable space” shall be (i) office space without specialized laboratory improvements, (ii) which is not subleased, nor subject to another tenant’s expansion rights, (iii) which is located in comparable buildings in the Stanford Industrial Park, and (iv) leased for a term comparable to the Option Term.

C. Upon Landlord’s receipt of the Option Notice, Landlord and Tenant shall enter into good faith negotiations to determine the Fair Market Basic Rent for the Option Term. If Landlord and Tenant do not agree on the Fair Market Basic Rent for the Option Term within sixty (60) days from Landlord’s receipt of the Option Notice, then the Fair Market Basic Rent shall be determined in accordance with the remaining provisions of this Subparagraph 3.C.

(1)	Within fifteen (15) days after the expiration of said sixty (60) days, Landlord and Tenant shall each appoint one licensed commercial real estate broker, who has been in practice for at least ten (10) years and who regularly handles lease transactions within the Stanford Industrial Park. If each party timely appoints said broker, the two brokers shall, within ten (10) days after the appointment of the second broker, agree on and appoint a third such broker with the same qualifications.

(2)	Within thirty (30) days after the appointment of the third broker, the three brokers shall determine the Fair Market Basic Rent of the Premises. If the three brokers do not agree, then the brokers’ opinions of Fair Market Basic Rent shall be averaged, and such average shall be deemed the Fair Market Basic Rent for the Premises for the Option Term. Provided, however, that any individual broker’s determination of Fair Market Basic Rent which is ten percent (10%) above or below the middle opinion of Fair Market Basic Rent of the three brokers shall be disregarded and excluded from the averaging process.

(3)	If either Landlord or Tenant fails to appoint a broker within said fifteen (15) days allowed, then the broker appointed by one of the them shall determine the Fair Market Basic Rent for the Option Term within thirty (30) days of his appointment.

(4)	The decision of the broker or brokers, as the case may be, shall be binding on Landlord and Tenant.

(5)	The reasonable fees of the broker or brokers shall be shared equally by Landlord and Tenant.

D. Notwithstanding any other provisions of this Paragraph 3, if the Fair Market Basic Rent for the Premises determined by the broker(s) is less than $8.41 per square foot per month, then such Fair Market Basic Rent shall be in effect for the first five (5) years of the Option Term only. Fair Market Basic Rent for the remainder of the Option Term shall be determined in the same manner as described in Subparagraph 3.C above, provided that the date upon which Landlord and Tenant are to enter into good faith negotiations to determine the Fair Market Basic Rent shall be January 1, 2021.

4. ADDITIONAL RENT: Tenant shall remain responsible for all Additional Rent expenses as outlined in Paragraph 4.D of the Original Lease from the Commencement Date of the Lease for each month thereafter including the Extended Term, the Additional Extended Term, and the Option Term if exercised by Tenant.

5. STOCK WARRANTS: As additional consideration for Landlord entering into this Seventh Amendment, and as a condition to the effectiveness of this Seventh Amendment, Tenant shall within the later of (i) ten (10) business days of the first date written above or (ii) Tenant’s receipt of all necessary board approvals and mutual signature and delivery of this Seventh Amendment, issue stock warrants (“Warrants”) granted and issued as of the Reference Date for an aggregate total of Two Hundred Thousand (200,000) shares of CV Therapeutics, Inc. common stock (“Common Stock”) with a per share exercise price equal to the closing price of the Common Stock traded on the NASDAQ National market as of the Reference Date, with a Warrant for One Hundred Sixty Three Thousand Three Hundred and Nine (163,309) shares of Common Stock in the name of the Wheatley Family Limited Partnership and a Warrant for Thirty Six Thousand Six Hundred Ninety One (36,691 shares of Common Stock in the name of The Board of Trustees of the Leland Stanford Junior University (“Stanford”). The Warrants shall each have a “net exercise” provision and no registration rights, and shall also have an exercise period of ten (10) years from the Reference Date if (but only if) at any time prior to the fifth (5th) anniversary of the Reference Date (and provided that Landlord and/or Stanford has not already exercised its Warrant by such firth (5th) anniversary) the closing price of a share of the Common Stock on the NASDAQ National market has not been more than two (2) times the exercise price of the Warrants for each trading day during any period of twenty (20) consecutive trading days prior to the fifth (5th) anniversary of the Reference Date; or, if the foregoing circumstances do not apply, the Warrants shall have an exercise period of five (5) years from the Reference Date.

6. GROUND LESSOR CONSENT. Landlord shall obtain the written consent of Stanford to this Seventh Amendment within sixty (60) days after the Reference Date.

7. ENTIRE AGREEMENT: Except as modified by this Seventh Amendment, the Lease as previously amended shall remain in full force and effect. In the event of a conflict between the terms of this Seventh Amendment and the Original Lease or any previously executed amendments as noted above, the provisions of this Seventh Amendment of Lease shall control.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventh Amendment of Lease as of the Reference Date set forth above.

Landlord:		Tenant:

WHEATLEY FAMILY LIMITED PARTNERSHIP, a California Limited Partnership dba Matadero Creek		CV THERAPEUTICS, INC., a Delaware Corporation

By:	/s/ J. Robert Wheatley	By:	/s/ Daniel K. Spiegelman
	J. Robert Wheatley	Name:	Daniel K. Spiegelman
	Manager	Title:	Chief Financial Officer

4